Exhibit 99.1

                          Point Therapeutics Announces
       Positive Interim Results at American Society of Hematology Annual Meeting from Phase 2 Talabostat Advanced Chronic Lymphocytic Leukemia Study

    BOSTON--(BUSINESS WIRE)--Dec. 12, 2005--Point Therapeutics, Inc. (NASDAQ:POTP) presented positive interim results, exceeding the company's targeted 20% response rate, in their ongoing Phase 2 study of talabostat in combination with rituximab, a monoclonal antibody, in patients with advanced chronic lymphocytic leukemia (CLL) in a poster session at the American Society of Hematology Annual Meeting in Atlanta, GA.
    This single-arm trial evaluates talabostat in combination with rituximab in up to 54 evaluable patients with advanced CLL who have failed fludarabine and/or rituximab. Thus far, 36 patients have entered the study and 31 meet criteria for evaluability (at least six days of talabostat with a post-baseline assessment by the investigator). 66.7% of the patients in the study are Rai Stage IV, the most advanced CLL patient population. Investigators have reported clinical responses in seven of 31 evaluable patients for an overall response rate of 22.5%. One of the seven responses is awaiting follow-up assessment to confirm the response. Five of the seven responses were observed in patients who had previously not responded to or had relapsed following prior treatment with rituximab-- suggesting that the addition of talabostat is providing additive activity. Importantly, three of these five patients had not only failed fludarabine and rituximab, but had also failed prior alemtuzumab treatment--the only approved agent in fludarabine failures.
    Responses are evaluated based on the National Cancer Institute
(NCI) Working Group Guidelines for CLL, which is the standard used in measuring treatment effectiveness in CLL. The most frequent adverse events are those commonly reported with rituximab, including nausea, fever, difficult/labored breathing, fatigue and itching, with the exception of peripheral edema, which is associated with talabostat. The trial is continuing to enroll and all patients will continue to be followed for durability of response, progression-free survival and survival.
    "I am very pleased that we are continuing to see positive results in this trial," said Dr. Khuda Dad Khan, a lead investigator in Point's CLL trial at Indiana Oncology Hematology Consultants. "Patients who are refractory to fludarabine are among the toughest patients to treat because of the advanced stage of disease and minimal treatment options. The only approved treatment option for these advanced patients is often difficult to tolerate, and rituximab is used empirically as an alternative to this treatment. The fact that the addition of talabostat to rituximab is demonstrating positive results-- especially in patients who had failed rituximab in the past--is very exciting. The toxicity profile is low and because talabostat is orally administered, it's easy for patients to take at home--a convenience they like. I believe talabostat has the potential to become an important treatment option for advanced CLL, especially for patients who have exhausted other choices," concluded Dr. Khan.
    "These positive interim results in our CLL trial continue a very productive fourth quarter for Point," said Don Kiepert, President and CEO of Point Therapeutics, Inc. "In October, we initiated our first Phase 3 trial in non-small cell lung cancer after a successful End-of-Phase 2 meeting with the FDA. Over the last two months, we have presented positive results from three of our Phase 2 talabostat trials at major scientific conferences--non-small cell lung cancer, single-agent melanoma, and now these latest positive findings in CLL. Earlier this month, we also completed a follow-on offering, raising net proceeds of $25.5 million. We look forward to continuing this momentum in the first quarter of 2006 and anticipate making a decision about next steps for our Phase 2 CLL trial during this timeframe," concluded Kiepert.
    This trial is partially funded through an Orphan Products Grant from the Food and Drug Administration, Office of Orphan Products Development. Orphan Products Development grants are awarded by the Food and Drug Administration to encourage clinical development of products for use in rare diseases or conditions, usually defined as affecting fewer than 200,000 people in the United States.

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company developing a family of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Point is currently studying its lead product candidate, talabostat, in a Phase 3 trial in NSCLC. Point is also studying talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with gemcitabine in metastatic pancreatic cancer. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements with respect to the company's clinical development programs, the timing of initiation and completion of its clinical trials, and the potential of talabostat to become an important treatment for chronic lymphocytic leukemia cancer. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point's quarterly report on Form 10-Q for the quarter ended September 30, 2005 and from time to time in Point's periodic and other reports filed with the Securities and Exchange Commission.


    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508
             Director, Corporate Communications